Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
Universal Travel Group Inc.	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group CFO Interviewed on Bloomberg TV Asia

SHENZHEN, China, April 28, 2009 – Universal Travel Group Inc. (OTC BB: UTVL.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced that Mr. Jing Xie, Chief Financial Officer of Universal Travel Group, was featured in a live interview on Bloomberg TV Asia’s Asia Confidential at 11:30A.M. Hong Kong time, Tuesday, April 28, 2009, where he discussed current trends in the travel industry.

In response to questions about the impact of the global economic crisis on the travel industry in the People’s Republic of China, Mr. Xie said that the industry was still showing strong demand. He indicated that the domestic tourism income receipts grew by 12.9% in the first quarter of 2009, similar to the 12.6% growth achieved in 2008 compared to 2007.  China’s central and local governments also assisted the industry by providing travel vouchers and increased the length of public holidays.

Regarding the growth in consumer demand, Mr. Xie said, “We have seen an increase in the volume of inquiries as we quickly approach Labor Day holiday in May.  Travel expenditure by consumers in the past twelve months has been strong, evidenced by the recent hike in ticket prices.” He noted that the government recently instituted a new airfare pricing system designed to partially roll back some of the deep discounting that has battered airline industry earnings.

According to a consumer survey published by China Confidential, A Financial Times Publication on April 2, 2009, “Demand for personal travel expenditure remains robust, as demonstrated by the 71% of respondents who said that they would keep holiday expenditure the same or increase it this year.”

In the interview, Mr. Xie highlighted that while consumers are still sensitive to price, they are mainly looking for service packages with great quality and value.  Travel agencies that can provide “high-quality travel packages with discounted prices will be very attractive to Chinese travelers.”

Company Contact:
Mr. David Liu
VP of Finance and Investor Relations
Universal Travel Group
Address: 1230 Avenue of the Americas, 7th Floor
New York, NY 10020
Phone: +1-646-756-2666
Fax: +1-646-756-2999
Email: liudy@cnutg.com

About Universal Travel Group Inc.

Universal Travel Group, a growing travel services provider in the People’s Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the company, please visit us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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